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                                  NEWS RELEASE
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Release Date: Friday, May 9, 2008

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President & CFO

Phone:        (315) 366-3702

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    Michael R. Kallet becomes Chairman of Oneida Savings Bank

         Oneida, NY, May 9, 2008 - Oneida Financial Corp. (NASDAQ: ONFC) ("Oneida"), the parent company of The Oneida Savings Bank announced today that Michael R. Kallet assumed the role of Chairman of the Board of Oneida Savings Bank. The Bank's Board of Directors elected Mr. Kallet to serve as Chairman following the appointment of Chairman Richard B. Myers to director emeritus of the Bank upon reaching the mandatory retirement age of 70 for directors under the Bank's bylaws.

         Michael R. Kallet joined Oneida Savings Bank in 1983 and was appointed President and Chief Executive Officer in 1990. Mr. Kallet was named President and Chief Executive Officer of Oneida Financial Corp. upon the formation of the Company in 1998 and serves as a director of both the Bank and the Company.

         Richard B. Myers continues to serve as the Chairman of the Board of Oneida Financial Corp. Myers commented, "Mike has demonstrated exemplary leadership and judgment throughout his career and tenure as President and CEO of Oneida Savings Bank. The Bank has evolved from a traditional savings bank to diversified financial services company. I am pleased to have a leader of his caliber succeeding me and I know that the Board is looking forward to working with Mike in his expanded role as Chairman."

         Oneida Financial Corp. reported total assets at March 31, 2008 of $542.7 million and shareholders' equity of $58.8 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank, Bailey, Haskell & LaLonde Agency, an insurance and financial services company, Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm and Workplace Health Solutions, Inc., a firm working with employers to mitigate and prevent workplace injuries. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.